Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Completes Agreement

to Acquire Medisoft SA

Positions MGCD as a global leader in Cardiorespiratory diagnostic products

SAINT PAUL, MN (July 14, 2014) — MGC Diagnostics Corporation (NASDAQ: MGCD), a leading global medical technologies company, today announced that it has completed a stock purchase agreement to acquire Medisoft SA, a Sorinnes, Belgium headquartered, privately held manufacturer of market-leading cardiorespiratory diagnostic products. The Company plans to close the transaction on August 1, 2014.

Medisoft has served the cardiorespiratory diagnostics market since 1979 and had 2013 revenues of approximately €4.7 million ($6.4 million).

Under the Stock Purchase Agreement, MGC Diagnostics will acquire Medisoft for cash consideration of €5.8 million ($7.9 million) and three-year warrants to purchase €1.0 million ($1.4 million) of MGCD common stock. Of the €5.8 million in cash consideration, approximately €4.1 million ($5.6 million) will be paid to Medisoft shareholders and approximately €1.7 million ($2.3 million) will be used to pay off existing Medisoft debt.

MGCD’s acquisition of Medisoft is mission critical and will enable it to:

•	Increase its global footprint: With the majority of Medisoft revenues originating outside the United States, Medisoft will advance MGC Diagnostics’ strategy to augment its current product offerings, develop established markets, expand its presence in emerging markets, enhance customer support initiatives and meet the competitive demands of the global market;

•	Establish its direct global operations: MGC’s acquisition of Medisoft and its subsidiaries in France, Italy and Germany will provide MGC Diagnostics scale, presence and support to its well-established distribution partnerships in these countries; and

•	Enhance its product and intellectual property portfolio: Medisoft’s diverse product line, manufacturing capacity and R&D pipeline has enabled Medisoft to grow faster than the market. The acquisition would result in a robust, competitive and scalable portfolio of present and future products for the combined company.

Todd M. Austin, MGC Diagnostics CEO said, "Together, MGC Diagnostics and Medisoft will have comprehensive R&D, sales, marketing and manufacturing capabilities to lead the market in innovative products, services and growth. In addition to our strong market share in the United States, Medisoft’s state-of-the-art manufacturing facilities and product development capabilities will provide significant new opportunities to attract market share throughout the European markets and continue as a strong global company.”

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Guy Martinot, Medisoft co-owner and Managing Director, said, “We are pleased to join forces with the MGC Diagnostics family. MedGraphics is a highly respected brand in the cardiorespiratory market, primarily in the U.S., and Medisoft enjoys a similar brand in Europe. We firmly believe that MGCD’s sales and marketing expertise in the cardiorespiratory markets will substantially enhance our ability to more fully develop the market and embed our products in leading medical institutions throughout Europe.”

MGCD’s Board Chairman Mark Sheffert said, “This acquisition was thoroughly vetted by management and the Board for its strategic and synergistic significance, its fit with MGCD’s culture and for its contribution to our mission, financial results and shareholder value. The Board was closely involved in establishing the terms of the transaction and we are very pleased to bring closure to the purchase agreement.”

Closing of the transaction is subject to customary conditions, but is not contingent on financing or the approval of the Company’s shareholders. The Company intends to finance the acquisition of Medisoft from its current capital resources and a new bank credit facility the Company intends to enter into contemporaneous with closing of the Medisoft SA acquisition.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its subsidiary Medical Graphics Corporation, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,“ in the Company’s Form 10-K for the year ended October 31, 2013, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
	MGC Diagnostics Corporation	Lytham Partners, LLC
	Chief Financial Officer	(602) 889-9700
	(651) 484-4874	mgcd@lythampartners.com

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